                                                                 EXHIBIT (d)(2)


                 VOTING, SUPPORT AND INDEMNIFICATION AGREEMENT

         VOTING, SUPPORT AND INDEMNIFICATION AGREEMENT (this "Agreement"), dated as of August 29, 2002, by and between Mackenzie Financial Corporation, a corporation amalgamated under the laws of Ontario, Canada ("Parent"), and Waddell & Reed Financial, Inc., a Delaware corporation ("Buyer").

                                   RECITALS:

         WHEREAS, concurrently herewith, Buyer, Parent, Mackenzie Investment Management, Inc., a Delaware corporation and 85.7%-owned subsidiary of Parent ("MIMI"), and Ivy Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("Newco"), have entered into a Stock Purchase Agreement dated as of the date hereof (the "Stock Purchase Agreement") pursuant to which Buyer will purchase all of the outstanding shares of capital stock of Newco. All capitalized terms herein that are not otherwise defined herein shall have the meanings given to them in the Stock Purchase Agreement.

         WHEREAS, in connection with the transactions contemplated by the Stock Purchase Agreement, and as a material inducement to Buyer to enter into the Stock Purchase Agreement, Parent desires to agree to vote all shares of common stock, par value $0.01 per share ("Common Stock"), of MIMI held by Parent or over which Parent has voting control (the "Shares") in favor of the Pre-Closing Dissolution.

         WHEREAS, Parent and Buyer also wish to indemnify the other party for breaches of certain representations, warranties and covenants contained in the Stock Purchase Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE I
                               VOTING AND SUPPORT

         Section 1.1 Voting at Stockholders' Meeting. Parent shall vote or cause to be voted all of the Shares (i) in favor of approval of the Pre-Closing Dissolution at the Stockholders' Meeting and (ii) against any matters which would reasonably be expected to be inconsistent with the Pre-Closing Transactions or the transactions contemplated by the Stock Purchase Agreement, prior to the first to occur of (a) the date on which the Stock Purchase Agreement is terminated in accordance with its terms and (b) the Closing.

         Section 1.2 No Sale, Encumbrance, etc. Parent shall not directly or indirectly sell, transfer, pledge, or create or allow to exist any Encumbrance on, the Shares or any equity securities of Newco prior to the first to occur of (i) the date on which the Stock Purchase Agreement is terminated in accordance with its terms and (ii) the Closing.

         Section 1.3 Stock Purchase Agreement Covenants. Parent shall use commercially reasonable efforts to take all actions reasonably within its control to cause each of the Companies and the Funds to perform and comply with all covenants and obligations under the Stock


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Purchase Agreement to be performed or observed by each such Company or Fund.
Parent agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Stock Purchase Agreement, and to cooperate with each of the other parties thereto in connection with the foregoing, including using commercially reasonable efforts: (A) to obtain all authorizations, consents and approvals required by the Applicable Laws; and (B) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated thereby.

         Section 1.4       Acquisition Proposals.

                  (a) During the period from the date of this Agreement and until the earlier of the Closing or the termination of the Stock Purchase Agreement, none of Parent or any of its officers, directors, employees, representatives or agents shall, directly or indirectly, (i) solicit or knowingly encourage any proposals or offers from any Third Party concerning any Acquisition Proposal or (ii) furnish or cause to be furnished information concerning the Companies' businesses, properties or assets to a Third Party, or enter into, participate in, conduct or engage in discussions or negotiations with such Third Party.

                  (b) Parent will promptly (and in no event later than 36 hours after receipt) notify Buyer in writing of, and will disclose to Buyer all material details (including, without limitation, the identity of the Third Party making such Acquisition Proposal) of, any Acquisition Proposal, whether oral or written, that Parent or any of its Affiliates, officers, directors, employees, representatives or agents receives after the date of this Agreement.

                  (c) Parent shall not waive any provision of any confidentiality or similar Contract relating to an actual or possible Acquisition Proposal (whether entered into prior to the date hereof or hereafter) without the advance written consent of Buyer.

         Section 1.5       Tax.

                  (a) At least fifteen days prior to the Closing Date, Parent shall deliver to Buyer (i) a certification by MIMI with respect to its Shares which meets the requirements of Treasury Regulation Section 1.1445-2(c)(3) dated within 30 days prior to the Closing Date, and (ii) a valid duly completed United States IRS Form W-8BEN certifying Parent's status as not a U.S. person.

                  (b)      Any amounts paid or payable pursuant to Sections
3.2 or 3.3 shall be treated by the parties for Tax purposes as an adjustment to the Purchase Consideration.

                                  ARTICLE II
                           REPRESENTATIONS OF PARENT

         Section 2.1 Organization and Related Matters. Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Complete and correct copies of the charter and by-laws and any amendments thereto of Parent have been delivered to Buyer.


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         Section 2.2       Shares. Parent is the sole record and beneficial
holder of all of the Shares, free and clear of any Encumbrances, and Parent has the full right, power and authority to vote the Shares in accordance with
Section 1.1 hereof. The Shares consist of 15,987,910 shares of Common Stock, which as of the date hereof constitute at least 85.7% of the total issued and outstanding shares of Common Stock. To the knowledge of Parent, all of the Shares are duly authorized, validly issued, fully paid and nonassessable. To the knowledge of Parent, none of the Shares has been issued in violation of any Applicable Law. There are no Contracts to which Parent is a party or by which Parent or the Shares is otherwise bound to redeem, purchase or otherwise acquire any Shares and, except for this Agreement, there are no Contracts to which Parent is a party or by which Parent or the Shares are otherwise bound with respect to voting the Shares. There is no outstanding option, warrant, right (including conversion or preemptive rights), or agreement for the purchase or acquisition from Parent of any of the Shares.

         Section 2.3       Authority; No Violation; Consents.

                  (a) Parent has all requisite corporate power and authority to execute and deliver this Agreement and the Stock Purchase Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Stock Purchase Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by all requisite action on the part of Parent and no other corporate proceedings on the part of Parent or its stockholders are necessary to approve this Agreement or the Stock Purchase Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement and the Stockholder Purchase Agreement have each been duly executed and delivered by Parent. Assuming the due authorization, execution and delivery of this Agreement by Buyer and of the Stock Purchase Agreement by Buyer, MIMI and Newco, this Agreement and the Stock Purchase Agreement each constitute the legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights and remedies generally.

                  (b) Neither the execution and delivery of this Agreement or the Stock Purchase Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby or thereby and the performance of this Agreement or the Stock Purchase Agreement by Parent, assuming that the Governmental Consents have been obtained prior to the Closing, will (i) (x) violate, conflict with, or result in a breach of any provision of the articles, by-laws or other organizational documents of Parent, or (y) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance or payment required by, or result in a right of termination or acceleration under, or result in the creation of any material Encumbrance upon any of the properties or assets of Parent, under any of the terms, conditions or provisions of any Contract to which Parent is a party or to which it or any of its properties or assets may be subject, except as would not reasonably be expected to have a material adverse effect on Parent or be a material burden on or impairment of Parent's or the Companies' ability to consummate the transactions contemplated by this Agreement and the Stock Purchase Agreement, or (ii) violate any judgment, ruling, order, writ,


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injunction, decree, statute, rule or regulation applicable to Parent or any of its properties or assets, except for such violations which would not reasonably be expected to have a material adverse effect on Parent or be a material burden on or impairment of Parent's or the Companies' ability to consummate the transactions contemplated by this Agreement and the Stock Purchase Agreement.

                  (c) Except for the Governmental Consents, no notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Authority is necessary for the consummation by Parent of any of the transactions contemplated by this Agreement or the Stock Purchase Agreement.

         Section 2.4 No Actions, Suits or Proceedings. Parent is not a party to any and there are no legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature pending, or to the knowledge of Parent, threatened against Parent or any of its properties or assets that challenge the validity or legality of this Agreement or the Stock Purchase Agreement or of the transactions contemplated hereby or thereby or that seek to prevent the consummation of such transactions and there is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets that challenges the validity or legality of this Agreement or of the transactions contemplated hereby.

         Section 2.5 No Brokers. Other than Putnam Lovell Securities, Inc., whose fees shall be paid by MIMI or Parent, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission from Parent or any of the Companies in connection with this Agreement, the Stock Purchase Agreement or the transactions contemplated hereby or thereby.

                                  ARTICLE III
                                INDEMNIFICATION

         Section 3.1 Certain Definitions. As used herein the following terms shall have the respective meanings set forth below (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

         "Buyer Indemnified Parties" means Buyer and each officer, director, employee, consultant, stockholder, Affiliate of Buyer and ERISA Affiliate of Buyer, including from and after the Closing Date, each Company.

         "Buyer Indemnified Costs" means any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs, reasonable attorneys' fees and other expenses incurred in investigating and preparing for, or otherwise in connection with, any litigation or proceeding) that any of the Buyer Indemnified Parties incurs and that relate to or arise out of (a) any breach or default by MIMI or Newco of any of the representations or warranties (provided, that any representation or warranty that is qualified by a materiality or Seller Material Adverse Effect standard shall not be so qualified for purposes hereof) contained in Sections 3.1, 3.2, 3.3, 3.5, 3.7(a), 3.7(g), 3.13, and 3.17(b) of the Stock Purchase
Agreement or by Parent of any of the representations or warranties under this


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Agreement, (b) any breach or default by Parent, Newco or MIMI of any of the covenants or agreements under this Agreement or the Stock Purchase Agreement,
(c) the Pre-Closing Transactions, (d) the matters set forth on Schedule 3.5(b) to the Stock Purchase Agreement, and (e) any merger of Ivy Management, Inc. with and into Newco that is reasonably designed to be tax free for U.S. federal income tax purposes; provided, that such merger is effected within 180 days after the Closing Date; and provided, further, that if such merger could be effected as of the Closing Date in compliance with all Applicable Laws, then such merger, when effected, complies with all Applicable Laws; and provided, further that such merger is effected in a manner so as to comply with Rule 2a-6 of the Investment Company Act.

         "Indemnified Costs" means the Buyer Indemnified Costs or the Parent Indemnified Costs, as the case may be.

         "Indemnified Parties" means the Buyer Indemnified Parties or the Parent Indemnified Parties, as the case may be.

         "Parent Indemnified Costs" means any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs, reasonable attorneys' fees and other expenses incurred in investigating and preparing for, or otherwise in connection with, any litigation or proceeding) that any of the Parent Indemnified Parties incurs and that relate to or arise out of (a) any breach or default by Buyer of any of the representations or warranties (provided, that any representation or warranty that is qualified by a materiality or Buyer Material Adverse Effect standard shall not be so qualified for purposes hereof) contained in Sections 4.1, 4.2, 4.5, 4.6, and 4.7 of the Stock Purchase Agreement; and (b) any breach or default by Buyer of any covenant or agreement under this Agreement or the Stock Purchase Agreement.

         "Parent Indemnified Parties" means Parent and each officer, director, employee, consultant, stockholder, and Affiliate of Parent, including prior to the Closing Date, each Company.

         Section 3.2 Indemnification of Buyer. Subject to the provisions of this Article III, Parent shall indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Buyer Indemnified Costs.

         Section 3.3 Indemnification of Parent. Subject to the provisions of this Article III, Buyer shall indemnify and hold harmless the Parent Indemnified Parties from and against any and all Parent Indemnified Costs.

         Section 3.4 Defense of Third-Party Claims. An Indemnified Party shall give prompt written notice to the other party who is obligated to provide indemnification hereunder (an "Indemnifying Party") of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a "third-party action") in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure to so notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it may have to such Indemnified Party under this Article III unless the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnifying Party shall have the right to assume control of the
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defense of, settle, or otherwise dispose of such third-party action on such terms as it deems appropriate; provided, however, that:

                  (a) The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such third-party action (provided, that the Indemnifying Party shall pay the attorneys' fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such third-party action, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action, (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or
(iv) the Indemnified Party's counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel);

                  (b) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party, which shall not be unreasonably withheld, before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third-party action or any liability in respect thereof; and

                  (c) The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party action (i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time which shall not in any event exceed 30 days or (ii) to the extent the third-party action seeks an order, injunction, or other equitable relief against an Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of such Indemnified Party.

         Section 3.5 Cooperation. The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article III and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

         Section 3.6 Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 3.4 because no third-party action is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

         Section 3.7       Limitation on Indemnification.

         An Indemnifying Party shall not be liable for Indemnified Costs unless the aggregate Indemnified Costs, including claims in connection with breaches of representations or


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warranties, exceed $750,000, in which case the Indemnifying Party shall be liable for all Indemnified Costs that exceed an aggregate of $500,000. In no event shall an Indemnifying Party be liable for Indemnified Costs under this
Article III in excess of an aggregate of $30 million.

                                  ARTICLE IV
                                 MISCELLANEOUS

         Section 4.1 Further Assurances. Each party hereto shall execute such documents and other papers and take such further actions as any other party may reasonably request in order to carry out the provisions of this Agreement. Parent shall use commercially its best efforts to introduce Buyer to the relevant governing bodies of each Subadvised Fund.

         Section 4.2 Survival of Representations and Warranties and Covenants; Survival of Stock Purchase Agreement.

                  (a) The representations, warranties and covenants of Parent and Buyer contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing, and (i) (except as otherwise provided in Section 4.2(c)) the representations and warranties set forth in this Agreement shall terminate 18 months after the Closing Date, except that this time limitation shall not apply to any claims for breaches of the representations and warranties contained in Section 2.2 (relating to share ownership), which representations and warranties shall survive for a period of four years, and (ii) the indemnification obligations set forth in subpart (e) of the definition of "Buyer Indemnified Costs" in Section 3.1 hereof shall terminate on the date that is 30 days after the expiration of the applicable statutes of limitations.

                  (b) As between Parent and Buyer, and for all purposes of the indemnification provisions in Article III, the representations, warranties and covenants of Parent, MIMI, Newco and Buyer contained in or made pursuant to the Stock Purchase Agreement shall survive the Closing and (except as otherwise provided in Section 4.2(c) herein) the representations and warranties set forth in the Stock Purchase Agreement shall terminate 18 months after the Closing Date, except that this time limitation shall not apply to claims for breaches of the representations and warranties (i) contained in Section 3.7(g) of the Stock Purchase Agreement (related to Taxes of the Ivy Fund or any Portfolio),
Section 3.13 of the Stock Purchase Agreement (related to Taxes) and Section 4.7 of the Stock Purchase Agreement (related to No Unfair Burden), which shall survive until the date that is 30 days after the expiration of the applicable statutes of limitations, (ii) contained in Section 3.2 of the Stock Purchase Agreement (related to approval) and Section 3.17(b) of the Stock Purchase Agreement (related to brokers), which shall survive for a period of three years, or (iii) contained in the first, third and fourth sentences of Section 3.1(b) (other than with respect to the capitalization of MIMI) and in Section 3.1(d) of the Stock Purchase Agreement (related to capitalization), which shall survive for a period of four years.

                  (c) Following the date of termination of a representation or warranty, in the absence of fraud or willful misconduct, no claim can be brought with respect to a breach of such representation or warranty, but such termination shall not affect any claim for a breach of a representation or warranty that was asserted before the date of termination. No claim for breach of a representation, warranty or covenant shall in any way be affected by any investigation of the subject matter of such representations, warranties and covenants.

         Section 4.3 Change in Accounting Method. On July 22, 2002, the Company filed Form 3115, Request for Change in Accounting Method (the "Request") with the Internal Revenue Service ("IRS"), pursuant to which it requested a change in accounting method for federal income tax purposes to permit it to deduct the full amount of certain commissions related to the sales of Class A shares rather than amortize those commissions over a period of years. If the Request is granted, the Company will be entitled to claim as an additional deduction in the year the Request is granted, as an adjustment under
Section 481(a) of the Code, an amount equal to the underdeducted expenses at the time such change in accounting method is adopted (the "481 Tax Deductions"). If the Request is granted after Closing, and only to the extent the reduction in Taxes is not reflected in the determination of Excess Adjusted Working Capital on the Preliminary Balance Sheet or the Closing Balance Sheet, the Buyer agrees to pay to Parent (i) an amount equal to the reduction in Taxes of the Company actually realized as a result of the 481 Tax Deductions or (ii) any refund actually received by the Buyer or the Company as a result of the 481 Tax Deductions. Amounts payable under this Section 4.3 with respect to a reduction in Taxes described in (i) above, shall be paid to Parent on or before the filing deadline (determined without regard to extensions) for each federal income Tax Return of the Company for which it is permitted to claim the 481 Tax Deductions. Amounts payable under this Section 4.3 with respect to the receipt of a refund described in (ii) above, shall be paid to Parent within 10 Business Days after receipt of such refund by Buyer or the Company. Any amounts not paid on a timely basis shall bear interest at the rate of five percent (5%). Buyer agrees to cause the Company, following the Closing, to take such actions as are reasonably necessary to secure the IRS's approval of the Request.

         Section 4.4 Termination. In the event of the termination of the Stock Purchase Agreement pursuant to the provisions of Article VII thereof, this Agreement shall forthwith become void and shall have no effect except that, notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its breach of any provision of this Agreement.

         Section 4.5 Amendments; Extension; Waiver. Subject to compliance with Applicable Law, this Agreement may be amended, altered or modified by written instrument executed by each of the parties hereto, and without any notice to or consent or approval by any other Indemnified Party.

         Section 4.6 Entire Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire understanding and agreement of the parties hereto, except as provided herein, and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.

         Section 4.7 Expenses. Except as provided elsewhere herein or in the Stock Purchase Agreement, each party hereto shall bear the expenses incurred by it in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.

         Section 4.8 Specific Performance. The parties recognize that in the event Parent should refuse to perform under Article I of this Agreement, monetary damages alone will not be adequate. Buyer shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of Article I of this Agreement. In the event of any action to enforce this Agreement specifically, Parent hereby waives the defense that there is an adequate remedy at law.

         Section 4.9 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neutral forms and the singular form of nouns and pronouns shall include the plural and vice versa. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

         Section 4.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         Section 4.11 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered in person, (b) transmitted by telecopy (with confirmation), (c) mailed by certified or registered mail (return receipt requested and obtained) or (d) delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                   If to Parent:            Mackenzie Financial Corporation
                                            150 Floor Street West Toronto
                                            Toronto, Ontario M5S 3B5
                                            Canada
                                            Attention:  President
                                            Facsimile:  (416) 922-2094

                   With a copy to:          Dechert
                                            10 Post Office Square South
                                            Boston, Massachusetts  02109-4603
                                            Attention:  Joseph Fleming, Esq.
                                            Facsimile:  (617) 426-6567

                   If to Buyer:             Waddell & Reed Financial, Inc.
                                            6300 Lamar Avenue
                                            Shawnee Mission, Kansas  66202
                                            Attention:  Chief Financial Officer
                                            Facsimile:  (913) 236-1799

                   With a copy to:          Waddell & Reed Financial, Inc.
                                            6300 Lamar Avenue
                                            Shawnee Mission, Kansas  66202
                                            Attention:  General Counsel
                                            Facsimile:  (913) 236-2379

                   and to:                  Vinson & Elkins L.L.P.
                                            3700 Trammell Crow Center
                                            2001 Ross Avenue
                                            Dallas, Texas  75201-2975
                                            Attention:  Alan J. Bogdanow, Esq.
                                            Facsimile:  (214) 999-7857

         Section 4.12 Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto, the Indemnified Parties and the respective successors and permitted assigns of such Persons. Except as set forth in the preceding sentence, nothing in this Agreement is intended or shall be construed to confer upon any Person other than the parties hereto and their successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof. Without the prior written consent of each of the parties hereto, this Agreement and the rights hereunder may not be assigned by any Person.

         Section 4.13 No Impairment. This Agreement shall remain in full force and effect without regard to, and the obligations of the parties hereunder shall not be affected or impaired by: (a) any amendment, modification of or supplement to the Stock Purchase Agreement; (b) any extension, indulgence or other action or inaction in respect of the Stock Purchase Agreement; (c) any default by any party under, or any invalidity or unenforceability of, or any irregularity or other defect in the Stock Purchase Agreement; (d) any exercise or non-exercise of any right, remedy, power or privilege in respect of the Stock Purchase Agreement; or (e) any other circumstance or cause, whether similar or dissimilar to any of the foregoing, that might constitute a legal or equitable discharge or defense of any of the parties hereto and whether or not any of the parties hereto shall have had notice or knowledge thereof.

         Section 4.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

         Section 4.15 Governing Law. THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES AND THE ADJUDICATION AND THE ENFORCEMENT THEREOF, SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

         Section 4.16 Waiver of Jury Trial. PARENT AND BUYER EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE AGREEMENTS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

         Section 4.17 No Punitive or Consequential Damages. No party hereto shall be liable for any punitive damages or other special, exemplary or consequential damages of any other Person arising out of or in connection with this Agreement, any of the agreements contemplated hereby or any of the transactions contemplated hereby or thereby.

                                                                 EXHIBIT (d)(2)


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                    MACKENZIE FINANCIAL CORPORATION

                                    By: /s/ James L. Hunter
                                       ----------------------------------------
                                    Name: James L. Hunter
                                         --------------------------------------
                                    Title: President & CEO
                                          -------------------------------------


                                    WADDELL & REED FINANCIAL, INC.

                                    By: /s/ John E. Sundeen, Jr.
                                       ----------------------------------------
                                    Name: John E. Sundeen, Jr.
                                         --------------------------------------
                                    Title: Sr. Vice President
                                          -------------------------------------